Exhibit 99.1

John A. Lambiase to Retire from the Annaly Capital Management, Inc. Board of Directors

NEW YORK--(BUSINESS WIRE)--January 30, 2014--Annaly Capital Management, Inc. (NYSE:NLY) today announced that John A. Lambiase will not stand for re-election at the Company’s 2014 Annual Meeting of Shareholders. Mr. Lambiase is a non-independent director and has served on the board of directors since January 1997. His departure will be effective on the day of the Company’s 2014 Annual Meeting of Shareholders.

“I want to thank John for taking a chance on a new startup some 17 years ago. Over his many years of service, he has provided valuable expertise, sound judgment and solid guidance,” said Wellington J. Denahan, Chairman and Chief Executive Officer of Annaly. “I hope he can now truly enjoy his retirement.”

Annaly’s principal business objective is to generate net income for distribution to its shareholders from its investments. Annaly is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). Annaly is managed and advised by Annaly Management Company LLC.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability of mortgage-backed securities and other securities for purchase, the availability of financing and, if available, the terms of any financing, changes in the market value of our assets, changes in business conditions and the general economy, our ability to consummate any contemplated investment opportunities, our ability to integrate and grow the commercial mortgage business, changes in government regulations affecting our business, our ability to maintain our qualification as a REIT for federal income tax purposes, our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended, risks associated with the broker-dealer business of our subsidiary, and risks associated with the investment advisory business of our subsidiary, including the removal by clients of assets it manages, its regulatory requirements and competition in the investment advisory business. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:
Annaly Capital Management, Inc.
Investor Relations
1-888-8Annaly
www.annaly.com